RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALSRECEIVES ADDITIONAL DEFICIENCY NOTICE FROM NYSE AMEX

(TUSTIN, CA) March 22, 2011/Marketwire – Radient Pharmaceuticals Corporation (“RPC” or the “Company”) (NYSE AMEX:RPC News) announced today it has received a deficiency notice from the NYSE Amex (the "Exchange") indicating the Exchange’s belief RPC omitted material information in a written submission to the Exchange in support of its pending appeal to the Listing Qualifications Panel of the Exchange’s Committee on Securities and from certain press releases discussing RPC’s collaboration with a third party non-for-profit group practice.  As a result, the Exchange Staff has determined RPC failed to comply with Sections 401(e), 402(e) and Section 132(e) of the Exchange’s Company Guide.

The Company has been provided with the opportunity to address the Exchange’s most recent determination and intends to timely do so in connection with its appeal hearing before the Listing Qualifications Panel.  The Company’s securities will remain listed on the Exchange pending a determination by the Listing Qualifications Panel following the hearing. The hearing has been postponed and is in the process of being rescheduled.   Although there can be no guarantee as to the final hearing date, we expect to establish a new date in the near future.  After the hearing, once the Listing Qualifications Panel renders a decision, we will issue another press release and file a current report on Form 8-K to disclose the results.

For more detailed information please see the current report on form 8-K RPC filed in conjunction with the release of today’s news release.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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